Exhibit 15.4

Certification by the Chief Executive Officer

Pursuant to Item 16I(a) of Form 20-F

I, Eric Siliang Tan, Chairman, Chief Executive Officer and Interim Chief Financial Officer of Qutoutiao Inc. (the “Company”), certify that to my knowledge following due inquiry:

(1)	As of the date hereof, the directors and officers of the Company consist of: Eric Siliang Tan, Jianfei Dong, Oliver Yucheng Chen, Sihui Chen and Zhiliang Wang;

(2)	None of the Company’s directors or officers are representatives of any government entity in the People’s Republic of China (the “PRC”);

(3)

Based on the Company’s register of members and Schedules 13G and/or amendments thereto filed with the Securities and Exchange Commission by holders of the Company’s common shares and/or American depositary shares representing the Company’s common shares, no shareholder other than Innotech Group Holdings Ltd., a British Virgin Islands limited liability company indirectly wholly owned by a trust of which Mr. Eric Siliang Tan and his family are beneficiaries, which holds 10% or more of the total outstanding ordinary shares of the Company as of the date hereof, is not controlled by any government entity in the PRC;

(4)

There are no voting, acting-in-concert or other agreements or arrangements, nomination, appointment, designation or other rights, or material relationships, in each case between the Company or any of the aforementioned directors or officers or shareholders, on the one hand, and any person, on the other hand, that could result in any government entity in the PRC being deemed to control the Company; and

(5)	Based on the above, the Company is not owned or controlled by a government entity in the PRC.

As used in this certification, the term “control” or “controlled” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the Company, whether through the ownership of voting securities, by contract, or otherwise.

Date: May 12, 2023

By:	/s/ Eric Siliang Tan
Name:	Eric Siliang Tan
Title:	Chairman, Chief Executive Officer and Interim Chief Financial Officer